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                                                                    EXHIBIT 99.1
HIGHLAND BANCORP, INC.
FOR IMMEDIATE RELEASE                       Contact:    Steve Rippe, CEO
                                                        Highland Bancorp, Inc.
                                                        (818) 848-4265

HIGHLAND BANCORP ANNOUNCES SHAREHOLDER APPROVAL OF MERGER WITH JACKSON FEDERAL BANK

Burbank, California (August 8, 2000) - Highland Bancorp, Inc. (NASDAQ - HBNK) ("Highland"), parent company of Highland Federal Bank, today announced that its shareholders have approved and adopted the Agreement and Plan of Merger with Jackson Federal Bank ("Jackson"), pursuant to which Jackson will acquire Highland for cash price of $25.45 per share. This transaction is subject to the receipt of regulatory approval from the Office of Thrift Supervision.

Mr. Steve Rippe, Chief Executive Officer of Highland said "The Board of Directors is pleased that our shareholders have agreed with our recommendation and approved this merger. We are working with Jackson to consummate the merger promptly."

Jackson Federal Bank, headquartered in San Bernardino, California is a wholly owned subsidiary of Jackson National Life Insurance Company. Jackson National Life, headquartered in Lansing, Michigan, is one of America's largest life insurance companies, with over $138 billion of life insurance in force and over $41 billion in assets, with over $3.9 billion of fixed and variable annuity sales in 1999. Jackson National Life is wholly owned by England's Prudential plc, founded in 1848, one of the world's largest insurance organizations (not affiliated with Prudential Insurance Company of America).

Highland Bancorp, Inc. is the holding company for Highland Federal Bank, a 31-year-old federal savings bank. Highland operates 7 retail branches in California, and is headquartered at 601 South Glenoaks Blvd., Burbank, California 91502.